NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS YEAR ENDED DECEMBER 31, 2024 RESULTS
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AUSTIN, TX, March 28, 2025 - Stratus Properties Inc. (NASDAQ: STRS), a residential and retail focused real estate company with operations in the Austin, Texas area and other select markets in Texas, today reported year ended December 31, 2024 results.
Highlights and Recent Developments:
•Net income attributable to common stockholders totaled $2.0 million, or $0.24 per diluted share, in the year ended December 31, 2024, compared to net loss attributable to common stockholders of $14.8 million, or $1.85 per diluted share, in the year ended December 31, 2023.
•Revenues for 2024 totaled $54.2 million compared to revenues of $17.3 million for 2023. The increase was primarily a result of sales in 2024 of five Amarra Villas homes for a total of $18.9 million, 47 acres of undeveloped land at Magnolia Place for $14.5 million and one Amarra Drive Phase III lot for $1.4 million. Revenues in 2024 also increased as a result of the lease-up of The Saint June.
•Through March 21, 2025, Stratus has acquired 83,380 shares of its common stock under its share repurchase program for a total cost of $2.0 million at an average price of $23.98 per share, and $3.0 million remains available for repurchases under its $5.0 million share repurchase program.
•Stratus had $20.2 million of cash and cash equivalents at December 31, 2024 and no amounts drawn on its revolving credit facility. As of December 31, 2024, Stratus had $39.0 million available under the revolving credit facility.
•Stratus completed the lease-up of The Saint June, a 182-unit luxury garden-style multi-family project in Barton Creek in 2024.
•Stratus is advancing construction of the last two Amarra Villas homes, the road and utility infrastructure of Holden Hills Phase 1, a 495-acre residential development within the Barton Creek community, and The Saint George, all of which are expected to be completed in the first half of 2025.
•In fourth-quarter 2024 and first-quarter 2025, Stratus amended or refinanced certain of its project loans, extending maturities, lowering interest rates and generating additional cash proceeds after property taxes, closing costs and partnership expenses of approximately $7.7 million in the aggregate.
•Net loss totaled $1.9 million in the year ended December 31, 2024, compared to net loss of $16.5 million in the year ended December 31, 2023. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) totaled $4.1 million in 2024, compared to $(10.7) million in 2023. For a reconciliation of net loss to EBITDA, see the supplemental schedule, “Reconciliation of Non-GAAP Measure EBITDA,” below.

William H. Armstrong III, Chairman of the Board of Directors (Board) and Chief Executive Officer of Stratus, stated, “Our experienced team continues to successfully execute on our disciplined strategy by delivering on value-enhancing transactions, continuing to advance our development projects and returning capital to stockholders. Our progress on The Saint June, The Saint George, Holden Hills Phase 1 and Amarra Villas, among other projects, reflects our focus on residential projects in Austin and other select Texas locations, where demand remains strong. Stratus’ portfolio of pure residential and residential-centric mixed-use projects, with no exposure to commercial office space, provides significant opportunities for creating additional value for our stockholders.”

Summary Financial Results

	Year Ended December 31,
	2024	2023

Revenues
Real estate operations	$34,887	$2,551
Leasing operations	19,296	14,719
Total consolidated revenue	$54,183	$17,270

Operating (loss) income
Real estate operations	$4,727	$(7,219)
Leasing operations [a]	8,070	5,440
General and administrative expenses [b]	(14,952)	(15,167)
Total consolidated operating loss	$(2,155)	$(16,946)

Net loss	$(1,908)	$(16,493)
Net loss attributable to noncontrolling interests in subsidiaries [c]	$3,864	$1,686
Net income (loss) attributable to common stockholders	$1,956	$(14,807)

Basic net income (loss) per share attributable to common stockholders	$0.24	$(1.85)

Diluted net income (loss) per share attributable to common stockholders	$0.24	$(1.85)

EBITDA	$4,097	$(10,712)

Capital expenditures and purchases and development of real estate properties	$58,661	$90,413

Weighted-average shares of common stock outstanding:
Basic	8,059	7,996
Diluted	8,189	7,996
a.Includes a pre-tax gain on the sale of Magnolia Place – Retail in third-quarter 2024 of $1.6 million.
b.Includes employee compensation and other costs.
c.Represents noncontrolling interest partners’ share in the results of the consolidated projects in which they participate.

Results of Operations
The increase in revenue from the Real Estate Operations segment in 2024, compared to 2023, primarily reflects the sales of five Amarra Villas homes for a total of $18.9 million, 47 acres of undeveloped land at Magnolia Place for $14.5 million and one Amarra Drive Phase III lot for $1.4 million in 2024 compared to one Amarra Villas home in 2023 for $2.5 million.

The increase in revenue from the Leasing Operations segment in 2024, compared to 2023, primarily reflects revenue from The Saint June, which had minimal rental revenue in 2023 as it commenced operations in mid-2023, as well as increased revenue at Lantana Place – Retail and Kingwood Place, primarily due to new leases.

Debt and Liquidity
At December 31, 2024, consolidated debt totaled $194.9 million and consolidated cash and cash equivalents totaled $20.2 million, compared with consolidated debt of $175.2 million and consolidated cash and cash equivalents of $31.4 million at December 31, 2023. Debt increased primarily due to draws on project construction loans for The Saint George and Holden Hills Phase 1 and the refinancing or modification of the Kingwood Place and The Saint June construction loans, partially offset by the payoff of the Magnolia Place construction loan and paydowns on the Amarra Villas credit facility and The Annie B land loan.

In fourth-quarter 2024, Stratus extended the maturity of The Saint June construction loan for one year at a lower rate and with additional cash proceeds of approximately $1.5 million after closing costs. Stratus also refinanced the Kingwood Place construction loan with a three-year term loan at a lower rate and additional cash proceeds of approximately $2.0 million after partnership expenses and closing costs. In January 2025, Stratus refinanced the Lantana Place construction loan with a four-year term loan at a lower rate and additional cash proceeds of approximately $3.0 million after property taxes and closing costs. In March 2025, Stratus refinanced the Jones Crossing loan with a three-year term loan at a lower rate and additional cash proceeds of approximately $1.2 million after closing costs. Stratus expects that, if market rates continue to decline, interest on its outstanding debt, all of which is variable rate, will continue to decline.

As of December 31, 2024, Stratus had $39.0 million available under its Comerica Bank revolving credit facility and no amount was borrowed. Letters of credit, totaling $13.3 million, had been issued under the revolving credit facility, $11.0 million of which secure Stratus’ obligation to build certain roads and utilities facilities benefiting Holden Hills Phases 1 and 2. In January 2025, the revolving credit facility was modified to increase the aggregate amount of letters of credit that may be committed against the facility to $15.6 million. In February 2025, Stratus entered into a $2.3 million letter of credit to secure Stratus’ obligation to complete certain infrastructure associated with Holden Hills Phase 1. In March 2025, Stratus entered into an amendment to its revolving credit facility, which extended the maturity date to March 27, 2027 and lowered the interest rate to one-month Term Secured Overnight Finance Rate plus 0.10 percent (with a floor of 0.50 percent), plus 3.00 percent.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $58.7 million for 2024, primarily related to the development of Barton Creek properties (including Amarra Villas and Holden Hills Phase 1) and The Saint George and to a lesser extent for tenant improvements at Lantana Place – Retail. This compares with $90.4 million for 2023, primarily related to the development of Barton Creek properties (including The Saint June, Amarra Villas and Holden Hills Phase 1) and The Saint George.

Net Asset Value
Stratus’ total stockholders’ equity was $194.7 million at December 31, 2024, compared with $191.5 million at December 31, 2023. Stratus’ after-tax Net Asset Value (NAV) was $330.5 million, or $40.38 per share, as of December 31, 2024, compared with $321.7 million, or $39.40 per share, as of December 31, 2023. The increase in the after-tax NAV was primarily driven by higher appraised values for select other properties, along with the sales of the Amarra Villas homes and Magnolia Place land above prior appraised values. See “Cautionary Statement,” and the supplemental schedule, “After-Tax Net Asset Value” beginning on page xii. Additional after-tax NAV information is available on Stratus’ website at stratusproperties.com/investors/.

Share Repurchase Program
In November 2023, Stratus’ Board approved a new share repurchase program, which authorizes repurchases of up to $5.0 million of Stratus’ common stock. In 2024, Stratus acquired 62,686 shares of its common stock under its share repurchase program for a total cost of $1.6 million at an average price of $25.37 per share. Through March 21, 2025, Stratus acquired 83,380 shares of its common stock under its share repurchase program for a total cost of $2.0 million at an average price of $23.98 per share, and $3.0 million remains available for repurchases under the program.

About Stratus
Stratus Properties Inc. is engaged primarily in the entitlement, development, management, leasing and sale of multi-family and single-family residential and commercial real estate properties in the Austin, Texas area and other select markets in Texas. In addition to its developed properties, Stratus has a development portfolio that consists of approximately 1,500 acres of commercial and residential projects under development or undeveloped land held for future use. Stratus’ commercial real estate portfolio consists of stabilized retail properties or future retail and mixed-use development projects with no commercial office space. Stratus generates revenues and cash flows from the sale of its developed and undeveloped properties, the lease of its retail, mixed-use and multi-family properties and development and asset management fees received from its properties.
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CAUTIONARY STATEMENT
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to inflation, interest rates, tariffs, supply chain constraints, Stratus’ ability to pay or refinance its debt obligations as they become due, availability of bank credit, Stratus’ ability to meet its future debt service and other cash obligations, projected future operating loans or capital contributions to Stratus’ joint ventures, future cash flows and liquidity, the Austin and Texas real estate markets, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell, recapitalize, or refinance properties, future operational and financial performance, municipal utility district (MUD) reimbursements for infrastructure costs, regulatory matters, including the expected impact of Texas Senate Bill 2038 (the ETJ Law) and related ongoing litigation, leasing activities, tax rates, future capital expenditures and financing plans, possible joint ventures, partnerships, or other strategic relationships, other plans and objectives of management for future operations and development projects, and potential future cash returns to stockholders, including the timing and amount of repurchases under Stratus’ share repurchase program. The words “anticipate,” “may,” “can,” “plan,” “believe,” “potential,” “estimate,” “expect,” “project,” “target,” “intend,” “likely,” “will,” “should,” “to be” and any similar expressions or statements are intended to identify those assertions as forward-looking statements.
Under Stratus’ Comerica Bank debt agreements, Stratus is not permitted to repurchase its common stock in excess of $1.0 million or pay dividends on its common stock without Comerica Bank’s prior written consent, which Stratus obtained in connection with its current $5.0 million share repurchase program. Any future declaration of dividends or decision to repurchase Stratus’ common stock is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank debt agreements, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board. Stratus’ future debt agreements, future refinancings of or amendments to existing debt agreements or other future agreements may restrict Stratus’ ability to declare dividends or repurchase shares.
Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell or lease properties on terms its Board considers acceptable, increases in operating and construction costs, including real estate taxes, maintenance and insurance costs, and the cost of building materials and labor, elevated inflation and interest rates, the effect of tariffs or threatened tariffs, supply chain constraints, Stratus’ ability to pay or refinance its debt, extend maturity dates of its loans or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, availability of bank credit, defaults by contractors and subcontractors, declines in the market value of Stratus’ assets, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, a decrease in the demand for real estate in select markets in Texas where Stratus operates, particularly in Austin, changes in economic, market, tax, business and geopolitical conditions, potential U.S. or local economic downturn or recession, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to collect anticipated rental payments and close projected asset sales, loss of key personnel, Stratus’ ability to enter into and maintain joint ventures, partnerships or other strategic relationships, including risks associated with such joint ventures, any major public health crisis, eligibility for and potential receipt and timing of receipt of MUD reimbursements, industry risks, changes in buyer preferences, potential additional impairment charges, competition from other real estate developers, Stratus’ ability to obtain various entitlements and permits, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather- and climate-related risks, environmental and litigation risks, including the timing and resolution of the ongoing litigation challenging the ETJ Law and Stratus’ ability to implement revised development plans in light of the ETJ Law, the failure to attract buyers or tenants for Stratus’ developments or such buyers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (SEC).
Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience or other changes.
This press release also includes EBITDA and NAV, and financial measures calculated by reference to NAV, including after-tax NAV and after-tax NAV per share, which are not recognized under U.S. generally accepted accounting principles (GAAP). Stratus’ management believes these measures can be helpful to investors in evaluating its business because EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus’ recurring operating performance. Further, after-tax NAV illustrates current embedded value in Stratus’ real estate, which is carried on its GAAP balance sheet primarily at cost. Management uses after-tax NAV as one of the metrics in evaluating progress on Stratus’ active development plan. EBITDA and after-tax NAV are intended to be performance measures that should not be regarded as more meaningful than GAAP measures. Other companies may calculate EBITDA and after-tax NAV differently. As required by SEC rules, a reconciliation of Stratus’ net loss to EBITDA and of Stratus’ total stockholders’ equity to after-tax NAV in its consolidated balance sheet are included in the supplemental schedules of this press release.
A copy of this release is available on Stratus’ website, stratusproperties.com.
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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2024	2023
Revenues:
Real Estate Operations	$34,887	$2,551
Leasing Operations	19,296	14,719
Total revenues	54,183	17,270
Cost of sales:
Real Estate Operations	29,979	9,615
Leasing Operations	7,470	5,177
Depreciation and amortization	5,563	4,257
Total cost of sales	43,012	19,049
General and administrative expenses	14,952	15,167
Gain on sale of assets	(1,626)	—
Total	56,338	34,216
Operating loss	(2,155)	(16,946)
Loss on extinguishment of debt	(69)	—
Other income, net	758	1,912
Net loss before income taxes and equity in unconsolidated affiliate’s income	(1,466)	(15,034)
Provision for income taxes	(442)	(1,524)
Equity in unconsolidated affiliate’s income	—	65
Net loss and total comprehensive loss	(1,908)	(16,493)
Total comprehensive loss attributable to noncontrolling interests [a]	3,864	1,686
Net income (loss) and total comprehensive income (loss) attributable to common stockholders	$1,956	$(14,807)

Basic net income (loss) per share attributable to common stockholders	$0.24	$(1.85)

Diluted net income (loss) per share attributable to common stockholders	$0.24	$(1.85)

Weighted-average shares of common stock outstanding:
Basic	8,059	7,996
Diluted	8,189	7,996
a.Represents noncontrolling interest partners’ share in the results of the consolidated projects in which they participate.

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$20,178	$31,397
Restricted cash	976	1,035
Real estate held for sale	11,211	7,382
Real estate under development	274,105	260,642
Land available for development	65,009	47,451
Real estate held for investment, net	136,252	144,112
Lease right-of-use assets	10,088	11,174
Deferred tax assets	153	173
Other assets	14,634	14,400
Total assets	$532,606	$517,766

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$10,061	$15,629
Accrued liabilities, including taxes	7,291	6,660
Debt	194,853	175,168
Lease liabilities	15,436	15,866
Deferred gain	1,810	2,721
Other liabilities	5,588	7,117
Total liabilities	235,039	223,161

Commitments and contingencies

Equity:
Stockholders’ equity:
Common stock	97	96
Capital in excess of par value of common stock	200,972	197,735
Retained earnings	28,601	26,645
Common stock held in treasury	(34,965)	(32,997)
Total stockholders’ equity	194,705	191,479
Noncontrolling interests in subsidiaries	102,862	103,126
Total equity	297,567	294,605
Total liabilities and equity	$532,606	$517,766

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2024	2023
Cash flow from operating activities:
Net loss	$(1,908)	$(16,493)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,563	4,257
Cost of real estate sold	22,357	1,997
Loss on extinguishment of debt	69	—
Gain on sale of assets	(1,626)	—
Stock-based compensation	1,722	1,938
Debt issuance cost amortization	1,352	851
Equity in unconsolidated affiliate’s income	—	(65)
Deferred income taxes	20	(135)
Purchases and development of real estate properties	(29,525)	(44,451)
Write-off of capitalized project costs	721	—
(Increase) decrease in other assets	(43)	1,661
Decrease in accounts payable, accrued liabilities and other	(4,542)	(814)
Net cash used in operating activities	(5,840)	(51,254)

Cash flow from investing activities:
Capital expenditures	(29,136)	(45,962)
Proceeds from sale of assets, net of fees	8,586	—
Payments on master lease obligations	(990)	(977)
Other, net	—	(15)
Net cash used in investing activities	(21,540)	(46,954)

Cash flow from financing activities:
Borrowings from project loans	73,648	60,692
Payments on project and term loans	(57,913)	(9,247)
Payment of dividends	(376)	(678)
Finance lease principal payments	(16)	(15)
Stock-based awards net payments	(376)	(789)
Purchases of treasury stock	(1,592)	(2,137)
Noncontrolling interests’ distributions	—	(13)
Noncontrolling interests’ contributions	3,600	40,000
Financing costs	(873)	(2,882)
Net cash provided by financing activities	16,102	84,931
Net decrease in cash, cash equivalents and restricted cash	(11,278)	(13,277)
Cash, cash equivalents and restricted cash at beginning of year	32,432	45,709
Cash, cash equivalents and restricted cash at end of period	$21,154	$32,432

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus is engaged primarily in the entitlement, development, management, leasing and sale of multi-family and single-family residential and commercial real estate properties in the Austin, Texas area and other select markets in Texas. Stratus generates revenues primarily from the sale of developed lots or homes and undeveloped land and the lease of developed retail, mixed-use and multi-family properties. Stratus has two operating segments, which are also its two reportable segments: Real Estate Operations and Leasing Operations. The Real Estate Operations segment includes properties under various stages of development: developed for sale, under development and available for development. In this segment, Stratus entitles, develops and sells properties. Properties that Stratus develops and then holds for investment become part of the Leasing Operations segment. Decisions about whether to continue to hold a property for investment or to sell it depend on various factors, including conditions in the real estate markets in which Status operates and the estimated fair value of the property, and are primarily driven by the objective of maximizing overall asset value.

The Real Estate Operations segment is comprised of Stratus’ real estate assets, which consists of its properties in Austin, Texas (including the Barton Creek Community, which includes Holden Hills Phases 1 and 2 (formerly known as Holden Hills and Section N, respectively), Amarra multi-family and commercial land, Amarra Villas, Amarra Drive lots and other vacant land; the Circle C community; the Lantana community, which includes a portion of Lantana Place planned for a multi-family phase known as The Saint Julia; The Saint George; and the land for The Annie B); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (land for future phases of retail and multi-family development and retail pad sites at Jones Crossing); and in Magnolia, Texas (potential development of approximately 11 acres planned for future multi-family use), Kingwood, Texas (a retail pad site) and New Caney, Texas (New Caney), each located in the greater Houston area.

The Leasing Operations segment is comprised of Stratus’ real estate assets held for investment that are leased or available for lease and includes The Saint June, West Killeen Market, Kingwood Place, the retail portion of Lantana Place, the completed retail portion of Jones Crossing, retail pad sites subject to ground leases at Lantana Place, Kingwood Place and Jones Crossing, and, prior to its sale in third-quarter 2024, the retail portion of Magnolia Place.

Stratus’ chief operating decision maker (CODM) is the chief executive officer. The CODM primarily uses operating income or loss to measure the performance of Stratus’ segments because it provides a comprehensive view of the segments’ financial performance, including all revenues and expenses and gains on sale of real estate. The CODM makes decisions about the allocation of operating and capital resources to each segment based on assessment of the performance of the segments and considering the capital needs for new and existing projects and the objectives of Stratus’ overall business strategy. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.

Summarized financial information by segment for the year ended December 31, 2024, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Total
Revenue from unaffiliated customers	$34,887	$19,296	$54,183
Segment expenses:
Cost of real estate sold	(23,894)		(23,894)
Property taxes and insurance	(1,145)	(3,066)	(4,211)
Lease expense	(1,140)		(1,140)
Professional fees	(2,134)		(2,134)
Maintenance and repairs		(2,024)	(2,024)
Allocated overhead costs	(977)		(977)
Property management fees and payroll		(918)	(918)
Utilities		(478)	(478)
Other segment items [b]	(689)	(984)	(1,673)
Depreciation and amortization	(181)	(5,382)	(5,563)
Gain on sale of assets [c]	—	1,626	1,626
Segment profit	4,727	8,070	12,797
General and administrative expenses			(14,952)
Operating income (loss)			(2,155)
Loss on extinguishment of debt			(69)
Other income			758
Net loss before income taxes and equity in unconsolidated affiliate’s income			$(1,466)
Capital expenditures and purchases and development of real estate properties	$29,525	$29,136	$58,661
a.Includes sales commissions and other revenues together with related expenses.
b.For Real Estate Operations, primarily includes advertising, property owner association fees, maintenance and utilities. For Leasing Operations, primarily includes amortization of leasing costs, property owner association fees, professional fees and office and computer equipment.
c.Represents a pre-tax gain on the sale of Magnolia Place – Retail in third-quarter 2024 of $1.6 million.

x

Summarized financial information by segment for the year ended December 31, 2023, based on Stratus’ internal financial reporting system utilized by its chief operating decision maker, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Total

Revenue from unaffiliated customers	$2,551	$14,719	$17,270
Segment expenses
Cost of real estate sold	(2,159)		(2,159)
Property taxes and insurance	(1,267)	(1,769)	(3,036)
Lease expense	(1,140)		(1,140)
Professional fees	(1,967)		(1,967)
Maintenance and repairs		(1,507)	(1,507)
Allocated overhead costs	(1,731)		(1,731)
Property management fees and payroll		(650)	(650)
Utilities		(463)	(463)
Other segment items [b]	(1,352)	(787)	(2,139)
Depreciation and amortization	(154)	(4,103)	(4,257)
Segment (loss) profit	(7,219)	5,440	(1,779)
General and administrative expenses			(15,167)
Operating (loss) income			(16,946)
Other income			1,912
Net loss before income taxes and equity in unconsolidated affiliate’s income			(15,034)
Capital expenditures and purchases and development of real estate properties	$44,451	$45,962	$90,413
a.Includes sales commissions and other revenues together with related expenses.
b.For Real Estate Operations, primarily includes advertising, property owner association fees, maintenance and utilities. For Leasing Operations, primarily includes amortization of leasing costs, property owner association fees, professional fees and office and computer equipment.

Total assets by segment were as follows (in thousands):

	December 31,
	2024	2023
Real Estate Operations	$359,296	$324,659
Leasing Operations	154,370	162,322
Corporate and other [a]	18,940	30,785
Total assets	$532,606	$517,766
a.Corporate and other includes cash and cash equivalents and restricted cash of $18.9 million and $29.9 million at December 31, 2024 and 2023, respectively. The remaining cash and cash equivalents and restricted cash is reflected in the operating segments’ assets.

RECONCILIATION OF NON-GAAP MEASURES

EBITDA
EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the U.S.) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus’ presentation of EBITDA affords them greater transparency in assessing its financial performance. This information differs from net loss determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus’ net loss to EBITDA follows (in thousands):

	Year Ended December 31,
	2024	2023
Net loss	$(1,908)	$(16,493)
Depreciation and amortization	5,563	4,257
Interest expense, net	—	—
Provision for income taxes	442	1,524
EBITDA	$4,097	$(10,712)

AFTER-TAX NET ASSET VALUE

After-tax NAV estimates the market value of Stratus’ assets (gross value) and subtracts the book value of Stratus’ total liabilities reported under GAAP (excluding deferred financing costs presented in debt), value attributable to third party owners, estimated H-E-B, LP (H-E-B) profits interests and awards under the Profit Participation Incentive Plan and Long-Term Incentive Plan, and estimated income taxes computed on the difference between the estimated market values and the tax basis of the assets. Stratus also presents the non-GAAP measure after-tax NAV per share, which is after-tax NAV divided by shares of its common stock outstanding as of December 31, 2024 and 2023, as applicable, plus all outstanding restricted stock units. The computation of Stratus’ after-tax NAV primarily uses third-party appraisals conducted by independent appraisal firms, which were primarily retained by Stratus’ lenders as required under its financing arrangements. The appraisal firms represent in their reports that they employ certified appraisers with local knowledge and expertise who are Members of the Appraisal Institute (MAI) certified by the Appraisal Institute and/or state certified as a Certified General Real Estate Appraiser.

Each appraisal states that it is prepared in conformity with the Uniform Standards of Professional Appraisal Practice and utilizes at least one of the following three approaches to value:
1.the cost approach, which establishes value by estimating the current costs of reproducing the improvements (less loss in value from depreciation) and adding land value to it;
2.the income capitalization approach, which establishes value based on the capitalization of the subject property’s net operating income; and/or
3.the sales comparison approach, which establishes value indicated by recent sales of comparable properties in the market place.

One or more of the approaches may be selected by the appraiser depending on its applicability to the property being appraised. To the extent more than one approach is used, the appraiser performs a reconciliation of the indicated values to determine a final opinion of value for the subject property. Significant professional judgment is exercised by the appraiser in determining which inputs are used, which approaches to select, and the weight given to each selected approach in determining a final opinion as to the appraised value of the subject property.

Stratus is a residential and retail focused real estate company and its portfolio of real estate assets includes multi-family and single-family residential and commercial real estate properties. Consequently, each appraisal is unique and certain factors reviewed and evaluated in each appraisal may be particular to the nature of the property being appraised. However, in performing their analyses, the appraisers generally (i) performed site visits to the properties, (ii) performed independent inspections and/or surveys of the market area and neighborhood, (iii) performed a highest and best use analysis, (iv) reviewed property-level information, including, but not limited to, ownership history, location, availability of utilities, topography, land improvements and zoning, and (v) reviewed information from a variety of sources about regional market data and trends applicable to the property being appraised. Depending on the valuation approach utilized, the appraisers may have used one or more of the following: the recent sales prices of comparable properties; market rents for comparable properties; operating and/or holding costs of comparable properties; and market capitalization and discount rates.

The appraisals of the specified properties are as of the dates so indicated, and the appraised value may be different if prepared as of a current date. As noted above, the appraisers utilize significant professional judgment in determining the appraisal methodology best suited to a particular property and the weight afforded to the various inputs considered, which could vary depending on the appraiser’s evaluation of the property being appraised. Moreover, the opinions expressed in the appraisals are based on estimates and forecasts that are prospective in nature and subject to certain risks and uncertainties. Events may occur that could cause the performance of the properties to materially differ from the estimates utilized by the appraiser, such as changes in the economy, inflation, interest rates, capitalization rates, the financial strength of certain tenants, and the behavior of investors, lenders and consumers. Additionally, in some situations, the opinions and forecasts utilized by the appraiser may be partly based on information obtained from third party sources, which information neither Stratus nor the appraiser verifies. Stratus reviews the appraisals to confirm that the information provided by Stratus to the appraiser is accurately reflected in the appraisal, but Stratus does not validate the methodologies, inputs and professional judgment utilized by the certified appraiser.

The appraised values may not represent fair value, as defined under GAAP. After-tax NAV and after-tax NAV per share may not be equivalent to the enterprise value of Stratus or an appropriate trading price for its common stock for many reasons, including but not limited to the following: (1) income taxes included may not reflect the actual tax amounts that will be due upon the ultimate disposition of the assets; (2) components were calculated as of the dates specified and calculations as of different dates are likely to produce different results; (3) opinions are likely to differ regarding appropriate capitalization rates; and (4) a buyer may pay more or less for Stratus or its real estate assets as a whole than for the sum of the components used to calculate after-tax NAV. Accordingly, after-tax NAV per share is not a representation or guarantee that Stratus’ common stock will or should trade at this amount, that a stockholder would be able to realize this amount in selling Stratus’ shares, that a third party would offer the after-tax NAV per share in an offer to purchase all or substantially all of Stratus’ common stock, or that a stockholder would receive distributions per share equal to the after-tax NAV per share upon Stratus’ liquidation. Investors should not rely on the after-tax NAV per share as being an accurate measure of the current fair market value of Stratus’ common stock. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety.

Below are reconciliations of Stratus’ total stockholders’ equity, the most comparable GAAP measure, to after-tax NAV (in millions).

	December 31,
	2024	2023
Total stockholders’ equity	$194.7	$191.5
Less: Total assets	(532.6)	(517.8)
Add: Noncontrolling interest in subsidiaries	102.9	103.1
Total liabilities	(235.0)	(223.2)
Add: Gross value of assets	692.6	694.4
Lease liabilities	15.4	15.9
Less: Deferred financing costs presented in liabilities	(1.8)	(2.2)
21% corporate tax on built-in gain	(27.4)	(27.4)
Value attributable to third party ownership	(112.0)	(132.6)
Estimated H-E-B profits interests and Profit Participation Incentive Plan and Long-Term Incentive Plan awards	(1.3)	(3.1)
Rounding	—	(0.1)
After-tax NAV	$330.5	$321.7